Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP
THE ORRICK BUILDING
405 HOWARD STREET
SAN FRANCISCO, CALIFORNIA 94105-2669
tel +1-415-773-5700
fax +1-415-773-5759
WWW.ORRICK.COM

March 4, 2013

PG&E Corporation

77 Beale Street

San Francisco, CA 94105

Re:	PG&E Corporation
Registration Statement (File No. 333-172393)

Ladies and Gentlemen:

We have advised PG&E Corporation, a California corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-172393) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering various securities under the Securities Act of 1933, as amended (the “Act”), including, among other securities, the Company’s common stock (without par value), to be offered by the Company on terms to be determined at the time of the offering, and (ii) the offer and sale by the Company of 7,200,000 shares of its common stock (without par value) (the “Shares”) as described in the Company’s Prospectus, dated February 23, 2011, which is a part of the Registration Statement, and its Prospectus Supplement, dated February 27, 2013 (the “Prospectus Supplement”). The Shares are being offered to the public in accordance with an Underwriting Agreement, dated February 27, 2013, between the Company and Barclays Capital Inc. (the “Underwriting Agreement”). The Company is filing the Underwriting Agreement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and copies of the Company’s Restated Articles of Incorporation and Bylaws, each as certified to us by an officer of the Company. We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

On the basis of such examination and review, we advise you that, in our opinion, as of the date hereof, the Shares have been duly authorized for issuance and sale pursuant to the Underwriting Agreement; and when issued, delivered and paid for in accordance with the terms of the Registration Statement, the Prospectus and the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

PG&E Corporation

March 4, 2013

The opinion expressed herein is limited to the laws of the State of California and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP